February 11, 2004

GUARANTY OF PROMISSORY NOTE OF TRINITY3 TO CHRIS McDONALD

FOR VALUE RECEIVED, and to induce Chris Mcdonald, having an address at 1280 Bison Street, Newport Beach, CA 92660 ( "Lender" ), to lend to Trinity3 Corporation, a Delaware corporation, having its principal place of business at 1920 Main Street, Suite 980, Irvine, CA 92614 ( "Borrower" ), the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Loan" ), evidenced by a certain note (the "Note" ) and secured by a security agreement (the "Security Instrument" ), as described in Exhibit A attached hereto and made a part hereof, and by other documents executed in connection therewith (the "Other Security Documents" ), the undersigned, Skyline Orthopedics, Inc., a California corporation, (hereinafter referred to as "Guarantor" ), hereby absolutely and unconditionally guarantees to Lender the prompt and unconditional payment of the Obligations of Borrower (hereinafter defined).

It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Note, the Security Instrument, or the Other Security Documents, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed.

The term "Obligations" as used in this Guaranty (the "Guaranty" ) shall mean payment of the principal sum evidenced by the Note and secured by the Security Instrument, or so much thereof as may be outstanding from time to time, together with interest thereon at the rate of interest specified in the Note, and all other sums other than principal or interest which may or shall become due and payable pursuant to the provisions of the Note, the Security Instrument or the Other Security Documents. The term "Obigations" also includes performance of every other promise, covenant and condition to be performed by borrower under the terms of the Note.

Any indebtedness of Borrower to Guarantor now or hereafter existing (including, but not limited to, any rights to subrogation Guarantor may have as a result of any payment by Guarantor under this Guaranty), together with any interest thereon, shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Debt. Until payment in full of the Debt (and including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101, et seq ., and the regulations adopted and promulgated pursuant thereto (collectively, the "Bankruptcy Code" ) which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization. Further, if Guarantor shall comprise more than one person, firm or corporation, Guarantor agrees that until such payment in full of the Debt, (a) no one of them shall accept payment from the others by way of contribution on account of any payment made hereunder by such party to Lender, (b) no one of them will take any action to exercise or enforce any rights to such contribution, and (c) if any of Guarantor should receive any payment, satisfaction or security for any indebtedness of Borrower to any of Guarantor or for any contribution by the others of Guarantor for payment made hereunder by the recipient to Lender, the same shall be delivered to Lender in the form received, endorsed or assigned as may be appropriate for application on account of, or as security for, the Debt and until so delivered, shall be held in trust for Lender as security for the Debt.

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Guarantor agrees that, with or without notice or demand, Guarantor will reimburse Lender, to the extent that such reimbursement is not made by Borrower, for all expenses (including counsel fees) incurred by Lender in connection with the collection of the Obligations of Borrower or any portion thereof or with the enforcement of this Guaranty.

All moneys available to Lender for application in payment or reduction of the Obligations may be applied by Lender in such manner and in such amounts and at such time or times and in such order and priority as Lender may see fit to the payment or reduction of such portion of the Obligations as Lender may elect.

Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand, whereby to charge Guarantor therefor.

Guarantor further agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired (a) by reason of the assertion by Lender of any rights or remedies which it may have under or with respect to either the Note, the Security Instrument, or the Other Security Documents, against any person obligated thereunder, or (b) by reason of any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby, or (c) by reason of the release or exchange of any property covered by the Security Instrument or other collateral for the Obligations, or (d) by reason of Lender’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy Lender may have hereunder or in respect to this Guaranty, or (e) by reason of the commencement of a case under the Bankruptcy Code by or against any person obligated under the Note, the Security Instrument or the Other Security Documents, or the death of any Guarantor, or (f) by reason of any payment made on the Obligations or any other indebtedness arising under the Note, the Security Instrument or the Other Security Documents, whether made by Borrower or Guarantor or any other person, which is required to be refunded pursuant to any bankruptcy or insolvency law; it being understood that no payment so refunded shall be considered as a payment of any portion of the Debt, nor shall it have the effect of reducing the liability of Guarantor hereunder. It is further understood, that if Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to declare the Obligations due and payable on the happening of any default or event by which under the terms of the Note, the Security Instrument or the Other Security Documents, the Obligations shall become due and payable, Lender may, as against Guarantor, nevertheless, declare the Obligations due and payable and enforce any or all of its rights and remedies against Guarantor provided for herein.

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Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Note, the Security Instrument, or any of the Other Security Documents, that Lender shall not be under a duty to protect, secure or insure any security or lien provided by the Security Instrument or other such collateral, and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

As a further inducement to Lender to make the Loan and in consideration thereof, Guarantor further covenants and agrees (a) that in any action or proceeding brought by Lender against Guarantor on this Guaranty, Guarantor shall and does hereby waive trial by jury, (b) Guarantor will maintain a place of business or an agent for service of process in California and give prompt notice to Lender of the address of such place of business and of the name and address of any new agent appointed by it, as appropriate, (c) the failure of Guarantor’s agent for service of process to give it notice of any service of process will not impair or affect the validity of such service or of any judgment based thereon, (d) if, despite the foregoing, there is for any reason no agent for service of process of Guarantor available to be served and, if Guarantor at that time has no place of business in California, then Guarantor irrevocably consents to service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to the first paragraph hereof, Guarantor hereby waiving personal service thereof, (e) that within thirty days after such mailing, Guarantor so served shall appear or answer to any summons and complaint or other process and should Guarantor so served fail to appear or answer within said thirty-day period, said Guarantor shall be deemed in default and judgment may be entered by Lender against the said party for the amount as demanded in any summons and complaint or other process so served, (f) Guarantor initially and irrevocably designates Brian A. Lebrecht, Esq., with offices on the date hereof at 22342 Avenida Empresa, Suite 220, Rancho Santa Margarita, CA 92688 , for service of process with respect to this Guaranty, (g) with respect to any claim or action arising hereunder, Guarantor (i) irrevocably submits to the nonexclusive jurisdiction of the courts of the State where the Property is located and the United States District Court located in the county in which the Property is located, and appellate courts from any thereof, and (ii) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Security Instrument brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (h) nothing in this Guaranty will be deemed to preclude Lender from bringing an action or proceeding with respect hereto in any other jurisdiction.

This is a guaranty of payment and not of collection and upon any default of Borrower under the Note, the Security Instrument or the Other Security Documents, Lender may, at its option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability hereunder or any portion thereof, without proceeding against Borrower or any other person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the mortgaged property or other collateral for the Loan. Guarantor hereby waives the pleading of any statute of limitations as a defense to the obligation hereunder.

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Each reference herein to Lender shall be deemed to include its successors and assigns, to whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

Guarantor (and its representative, executing below, if any) has full power, authority and legal right to execute this Guaranty and to perform all its obligations under this Guaranty.

All understandings, representations and agreements heretofore had with respect to this Guaranty are merged into this Guaranty which alone fully and completely expresses the agreement of Guarantor and Lender.

This Guaranty may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

This Guaranty shall be deemed to be a contract entered into pursuant to the laws of the State of California and shall in all respects be governed, construed, applied and enforced in accordance with applicable federal law and the laws of the State of California without reference or giving effect to any choice of law doctrine.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first above set forth.

GUARANTOR:

SKYLINE ORTHOPEDICS, INC.

/s/ Steven D. Hargreaves

By:	Steven D. Hargreaves
Its:	President (appointed post-closing)

/s/ Shannon T. Squyres

By:	Shannon T. Squyres
Its:	Chief Executive Officer (appointed
post-closing)

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EXHIBIT A

(Description of Note and Security Instrument)

1.  Promissory Note (the "Note" ) dated February 11, 2004, by Borrower in favor of Lender in the original principal amount of the Loan.

2.  Security Agreement dated February 11, 2004, by Guarantor in favor of Lender, which Security Agreement secures the Note.

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